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EXHIBIT 12

EARNINGS TO FIXED CHARGES RATIO

	Year ended December 31, 2003	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000	Year ended December 31, 1999	5 months ended December 31, 1998	Year ended July 31, 1998
Part I — Earnings
Pretax income	(163,453)	(22,990)	22,813	1,553	2,773	(4,408)	(8,610)
Add:
Fixed Charges
Interest expense — not income	22,523	7,099	6,930	3,263	2,009	1,426	2,007
Amortization of debt issue costs and discount or premium relating to indebtedness	1,466	1,042	106	3	0	0	0
Interest portion of rental expense	523	272	247	223	57	1	3
Preferred stock dividends			0	0	0	0	0
Fixed Charges reduced by:
Interest capitalized during the period	7,281	2,726	1,657	0	343	190	608
Preferred stock dividends	—	—	0	0	0	0	0
Amortization related to capitalized interest	—	—	0	0	0	0	0

	(146,222)	(17,303)	28,439	5,042	4,496	(3,171)	(7,208)

Part II — Fixed Charges
Interest Expense — not income	22,523	7,099	6,930	3,263	2,009	1,426	2,007
Amortization of debt issue costs and discount or premium relating to indebtedness	1,466	1,042	106	3	0	0	0
Interest portion of rental expense	523	272	247	223	57	1	3
Preferred stock dividends	—	—	0	0	0	0	0

	24,512	8,413	7,283	3,489	2,066	1,427	2,010

Fixed charge coverage	(5.97)	(2.06)	3.90	1.45	2.18	(2.22)	(3.59)

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EARNINGS TO FIXED CHARGES RATIO